Exhibit 99.1
                                  ------------

                        CIT HOME EQUITY LOAN TRUST 1998-1
                          ANNUAL OFFICER'S CERTIFICATE

                           COMPLIANCE WITH AGREEMENT

The undersigned certifies that he is a Vice President of The CIT Group/ Consumer Finance, Inc., a corporation organized under the laws of the state of Delaware ("CITCF"), and that as such he is duly authorized to execute and deliver this certificate on behalf of CITCF in connection with
Section 6.06 (a) of the Pooling and Servicing Agreement dated as of July 1, 1998 (the "Agreement") among CITCF, as Seller and Master Servicer, The
CIT Group Securitization Corporation III, as Depositor, and The Bank of New York, as Trustee for CIT Home Equity Loan Trust 1998-1 (all capitalized terms used herein without definition having the respective meanings specified in the Agreement). The undersigned further certifies to the Trustee that a review of the activities of CITCF during the preceding calendar year and of its performance under the Agreement has been made under his supervision and to the best of his knowledge, based on such review, CITCF has fulfilled its obligations under the Agreement during the preceding calendar year.


      IN WITNESS WHEREOF, I have affixed hereto my signature this 10th day of March, 1999.


                                          /s/    Frank J. Madeira
                                          --------------------------
                                          Name:  Frank J. Madeira
                                          Title: Vice President